Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER OF FISCAL 2006

MILWAUKEE, WI April 20, 2006/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2006 third quarter consolidated net sales of $800.2 million and consolidated net income of $60.0 million or $1.16 per diluted share. The third quarter of fiscal 2005 had consolidated net sales of $840.5 million and consolidated net income of $80.6 million or $1.56 per diluted share. The consolidated net sales decrease of $40.3 million or 5% is primarily due to a $44.4 million reduction in net sales of Murray related lawn and garden equipment. Consolidated net income decreased $20.6 million between years. The decrease is primarily because last year’s third quarter consolidated net income benefited from the recognition of an extraordinary gain of $19.8 million, net of tax.

For the first nine months of fiscal 2006, the Company had consolidated net sales of $1,886.2 million and consolidated net income of $86.6 million or $1.67 per diluted share. For the same period a year ago, consolidated net sales were $1,783.2 million, and consolidated net income was $86.2 million or $1.66 per diluted share. The $103.0 million or 6% increase in consolidated net sales is primarily due to the $98.9 million increase in net sales of Murray related product in fiscal 2006. The Murray assets were acquired in February of fiscal 2005. The nine-month consolidated net income was higher by $0.4 million.

Engines:

Fiscal third quarter net sales were $597.6 million versus $604.9 million for the same period a year ago, a decrease of $7.3 million or 1%. The decrease in net sales was primarily the result of a 6% engine unit shipment decline from the same period a year ago that reflects the shift of engine shipments from the third to the second quarter in fiscal 2006, with unit shipments up 1% through nine months. Offsetting the third quarter decreased unit shipments was an engine mix that favored higher priced product and a net improvement in unit pricing which reflected gains on domestically sold product offset by the impact of an unfavorable Euro exchange rate on European sold product.

Net sales for the first nine months of fiscal 2006 were $1,263.9 million versus $1,233.9 million in the prior year, an improvement of $30.0 million or 2%. The main drivers for the net sales increase were an engine unit shipment increase of 1% and a mix that favored higher priced product. Current year pricing initiatives went into effect late in the second quarter as a result, they have less of an impact on the nine month results.

Income from operations for the third quarter of fiscal 2006, which includes a $2.7 million expense for a previously announced reduction in salaried headcount, was $88.8 million, up $3.3 million from $85.5 million during the same period in the prior year. The improvement is attributable to ongoing cost reduction programs as well as a favorable mix of shipments of higher margined engines. The improvements to operating income were partially offset by increased legal and professional fees, stock option expensing, severance costs and lower sales volume.

Income from operations for the first nine months of fiscal 2006 was $133.3 million, up $37.9 million from $95.4 million during the same period a year ago. The major reason for the increase in income from operations was the absence of the prior year’s $38.9 million bad debt expense. The year to date benefit of cost reduction programs, the gain associated with a first quarter property sale and increased sales volume were offset by increases in employee benefit costs, legal and professional fees, lower production volumes, and the impact of the previously announced reduction in salary headcount.

Power Products:

Fiscal 2006 third quarter net sales were $287.8 million versus $323.7 million from the same period a year ago, a decrease of $35.9 million. The decrease in net sales was primarily the result of the reduction of our sales of Murray related lawn and garden equipment. The Murray related product did not have as much market placement as it did a year ago. Premium lawn equipment sold better than last year. Generator net sales increased 21% due to strong pre-hurricane season retail stocking, while pressure washer net sales decreased 28% on a slow start to the spring retail season.

Net sales for the first nine months of fiscal 2006 were $845.0 million versus $714.9 million in the prior year, a $130.1 million increase. The majority of the increase resulted from the sales of Murray related product because of the Company’s longer ownership of the brand in fiscal 2006. The remaining improvement is basically the result of a generator net sales increase of 25% due to strong storm activity earlier in the year and increased stocking in anticipation of the 2006 hurricane season. The generator increase more than offsets a pressure washer net sales decrease of 18%.

Income from operations was $14.6 million in the third quarter of fiscal 2006, essentially flat between years. Operating income improved $9.3 million due to higher utilization of the manufacturing facilities that produce generators and premium lawn equipment and the elimination of the impact of purchase accounting in the current year. However, the improvement was offset by higher material costs and lower sales and an increase in expenses associated with lawn equipment for the mass market.

Income from operations for the first nine months of fiscal 2006 was $20.2 million, an increase of $1.0 million from the operating income generated for the same period a year ago. Generators and premium lawn equipment products generated approximately $13.0 million of operating income improvement through price improvement, facilities utilization and mix that was greater than the related material cost increases. However, as in the quarter, the benefit was offset by the wind down of operations associated with lawn and snow equipment for the mass market.

General:

Other income was less in the fiscal 2006 third quarter due to the timing of receipt of dividends. Interest expense is greater in the third quarter and nine months of fiscal 2006 due to the addition of a term loan in February of 2005. The effective tax rate is 32.4% for the third quarter and 33.2% for the first nine months of fiscal 2006 versus the prior year’s third quarter and nine-month rates of 34.0%.

The $19.8 million extraordinary gain recorded in the third quarter of fiscal 2005 resulted from the acquisition of selected Murray assets.

During the third quarter, the Company purchased 750 thousand shares in the open market, as part of a share repurchase approved by the Board of Directors. The average purchase price was $35.24 per share resulting in share repurchases totaling $26.6 million.

Outlook:

The third quarter sales of our Power Products segment were lower than anticipated and our fourth quarter projections do not anticipate recovering the lost sales. The operating costs associated with the Power Products segment were also greater than planned in the third quarter and we now expect that condition to exist through the fourth quarter. In addition, our current estimates could be affected by the retailer’s perception of consumer demand due to a variety of factors. It is our understanding that retail sales of lawn and garden equipment has not been at the same level as a year ago so we now are forecasting that our engine shipments for the year will be 1% lower than anticipated in our last forecast. Consequently, our outlook on consolidated net income for the full fiscal year is now in the range of $132 to $135 million, or $2.56 to $2.62 per diluted share.

The Company anticipates capital expenditures for the year to be approximately $70.0 million and it will complete its previously announced share repurchase by June of 2006. In addition, during the fourth quarter the Company anticipates repaying approximately $90.0 million of the term loan that was used to acquire Murray assets in February of 2005.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (866) 227-1607. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 880975.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months

	2006	2005	2006	2005
NET SALES	$800,194	$840,463	$1,886,216	$1,783,158
COST OF GOODS SOLD	619,261	674,735	1,506,623	1,440,470
Gross Profit on Sales	180,933	165,728	379,593	342,688

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	82,743	68,244	231,742	228,862
Income from Operations	98,190	97,484	147,851	113,826

INTEREST EXPENSE	(10,893)	(10,240)	(32,226)	(27,154)
OTHER INCOME, Net	1,508	4,930	13,995	13,944
Income before Provision for Income Taxes	88,805	92,174	129,620	100,616

PROVISION FOR INCOME TAXES	28,797	31,350	43,067	34,220
Income before Extraordinary Gain/(Loss)	60,008	60,824	86,553	66,396

EXTRAORDINARY GAIN/(LOSS)	-	19,800	-	19,800
Net Income	$60,008	$80,624	$86,553	$86,196

Average Shares Outstanding	51,478	51,194	51,633	51,428
BASIC EARNINGS PER SHARE	$1.17	$1.57	$1.68	$1.67

Diluted Average Shares Outstanding	51,561	51,710	51,730	51,964
DILUTED EARNINGS PER SHARE	$1.16	$1.56	$1.67	$1.66

Segment Information

(In Thousands)
(Unaudited)

	Third Quarter		Nine Months

	2006	2005	2006	2005
NET SALES:
Engines	$597,608	$604,866	$1,263,938	$1,233,852
Power Products	287,766	323,650	844,982	714,912
Inter-Segment Eliminations	(85,180)	(88,053)	(222,704)	(165,606)
Total*	$800,194	$840,463	$1,886,216	$1,783,158

*Includes international sales of	$169,707	$174,105	$435,311	$346,068

GROSS PROFIT ON SALES:
Engines	$148,598	$133,710	$301,785	$266,636
Power Products	37,490	34,741	83,466	76,788
Inter-Segment Eliminations	(5,155)	(2,723)	(5,658)	(736)
Total	$180,933	$165,728	$379,593	$342,688

INCOME FROM OPERATIONS:
Engines	$88,794	$85,522	$133,260	$95,374
Power Products	14,551	14,685	20,249	19,188
Inter-Segment Eliminations	(5,155)	(2,723)	(5,658)	(736)
Total	$98,190	$97,484	$147,851	$113,826

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)
(Unaudited)

	2006	2005
CURRENT ASSETS:
Cash and Cash Equivalents	$63,515	$40,755
Accounts Receivable, Net	435,765	471,192
Inventories	593,799	530,907
Deferred Income Tax Asset	96,181	61,485
Other	24,932	20,371
Total Current Assets	1,214,192	1,124,710

OTHER ASSETS:
Goodwill	253,663	251,992
Investments	48,554	45,661
Prepaid Pension	-	83,789
Deferred Loan Costs, Net	4,860	6,383
Other Intangible Assets, Net	95,058	96,930
Other Long-Term Assets, Net	29,195	4,345
Total Other Assets	431,330	489,100

PLANT AND EQUIPMENT:
At Cost	1,031,310	991,489
Less - Accumulated Depreciation	593,922	554,567
Plant and Equipment, Net	437,388	436,922
	$2,082,910	$2,050,732

CURRENT LIABILITIES:
Accounts Payable	$169,606	$173,724
Short-Term Borrowings	3,032	10,622
Current Maturity on Long- Term Debt	40,000	-
Accrued Liabilities	223,454	241,893
Total Current Liabilities	436,092	426,239

OTHER LIABILITIES:
Deferred Income Tax Liability	103,604	107,221
Accrued Pension Cost	56,049	22,120
Accrued Employee Benefits	16,034	14,885
Accrued Postretirement Health Care Obligation	82,619	77,144
Other Long-Term Liabilities	15,608	15,780
Long-Term Debt	441,940	486,131
Total Other Liabilities	715,854	723,281

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	64,744	55,566
Retained Earnings	1,081,839	987,736
Accumulated Other Comprehensive Income (Loss)	(49,102)	7,293
Unearned Compensation on Restricted Stock	(2,814)	(1,863)
Treasury Stock, at Cost	(163,703)	(147,520)
Total Shareholders’ Investment	930,964	901,212
	$2,082,910	$2,050,732

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March

CASH FLOWS FROM OPERATING ACTIVITIES:	2006	2005
Net Income	$86,553	$86,196
Extraordinary Gain	-	(19,800)
Depreciation and Amortization	57,389	53,578
(Gain) Loss on Disposition of Plant and Equipment	(5,267)	1,922
Provision for Deferred Income Taxes	(14,120)	(15,428)
Increase in Accounts Receivable	(74,979)	(137,850)
Increase in Inventories	(124,134)	(49,996)
(Increase) Decrease in Other Current Assets	(673)	5,960
Increase in Accounts Payable and Accrued Liabilities	40,756	37,615
Other, Net	13,813	7,949
Net Cash Used in Operating Activities	(20,662)	(29,854)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(49,409)	(61,027)
Proceeds Received on Disposition of Plant and Equipment	10,836	758
Investment in Joint Venture	(900)	(1,500)
Proceeds Received on Sale of Certain B&S Canada Assets	-	4,050
Cash Paid for Acquisition, Net of Cash Received	-	(350,044)
Refund of Cash Paid for Acquisition	6,347	-
Loan Receivable	(2,500)	-
Net Cash Used in Investing Activities	(35,626)	(407,763)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings on Loans and Notes Payable	(2,411)	131,570
Dividends	(22,760)	(17,502)
Proceeds from Exercise of Stock Options	9,160	19,037
Treasury Stock Purchases	(26,559)	-
Net Cash (Used in) Provided by Financing Activities	(42,570)	133,105

EFFECT OF EXCHANGE RATE CHANGES	800	2,873
NET DECREASE IN CASH AND CASH EQUIVALENTS	(98,058)	(301,639)
CASH AND CASH EQUIVALENTS, Beginning	161,573	342,394
CASH AND CASH EQUIVALENTS, Ending	$63,515	$40,755